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Exhibit 3.8

CERTIFICATE OF INCORPORATION
OF
KINETIC CONCEPTS INTERNATIONAL, INC.

        FIRST:    The name of the Corporation is Kinetic Concepts International, Inc.

        SECOND:    The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is one million (1,000,000) shares of Common Stock of the par value of $.001 per share, amounting in the aggregate to One Thousand Dollars ($1,000).

        FIFTH:    The period of duration of the Corporation is perpetual.

        SIXTH:    The business and affairs of the Corporation shall be managed by the Board of Directors, and the directors need not be elected by ballot unless required by the by-laws of the Corporation.

        SEVENTH:    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

        EIGHTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

        NINTH:    The Corporation shall indemnify to the fullest extent permitted by, and in the manner permissible under, the laws of the State of Delaware any person made, or threatened to be made, a party to an action, suite or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or served another corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of the Corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The Board of Directors in its discretion shall have the power on behalf of the Corporation to indemnify similarly any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he is or was an employee or agent of the Corporation. The provisions of this Article Ninth shall be applicable to person who have ceased to be directors, officers, employees or agents of the Corporation and shall inure to the benefit of their heirs, executors and administrators.

        Pursuant to section 102(b)(7) (or any successor statute) of the General Corporation Law of the State of Delaware, the personal liability of a director to the Corporation or the stockholders of the Corporation for monetary damages for breach of fiduciary duty is hereby eliminated. The terms of the preceding sentence, however, shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or the stockholders of the Corporation, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 (or a successor statute) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

        TENTH:    The incorporator is Robert A. Wehrmeyer, Jr., whose mailing address is 3440 East Houston Street, San Antonio, Texas 78219.

        The undersigned, being the incorporator hereinbefore named, for the purposes of organizing a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his had this 26 day of September, 1987.

/s/ ROBERT A. WEHRMEYER, JR. Robert A. Wehrmeyer, Jr.

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

KINETIC CONCEPTS INTERNATIONAL,  INC.
a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

•
FIRST: That at a meeting of the Board of Directors of KINETIC CONCEPTS INTERNATIONAL, INC.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment as follows:

        RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that as amended, said Article shall be and read as follows:

"THE NAME OF THE COPORATION IS KCI INTERNATIONAL,  INC.

                                                                                                                                                                                                  "

•
SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

•
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

•
FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

•
In Witness Whereof, said KINETIC CONCEPTS INTERNATIONAL, INC.
has caused this certificate to be signed by

        JAMES R. LEININGER, M.D., its President,

        and ROBERT A. WEHRMEYER, JR., its Secretary,

        this 30TH day of MARCH, 1992.

By:
/s/ JAMES R. LEININGER President
Attest:
/s/ ROBERT A. WEHRMEYER, JR. Secretary

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CERTIFICATE OF INCORPORATION OF KINETIC CONCEPTS INTERNATIONAL, INC.
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION